Filed Pursuant To Rule 433

Registration No. 333-275079

January 19, 2024

Grayscale's spot bitcoin ETF: CEO on what makes it different

Julie Hyman · Anchor January 11, 2024

Grayscale has been fighting to convert its Grayscale Bitcoin Trust (GBTC) to a spot bitcoin ETF. On Wednesday, that finally happened, what the US Securities and Exchange Commission approved 11 spot bitcoin ETFs, including Grayscale's.

Grayscale CEO Michael Sonnenshein spoke Yahoo Finance's Julie Hyman from the floor of the New York Stock Exchange, which is where Grayscale's ETF had just started trading.

One of the concerns about the Grayscale spot bitcoin ETF is its fee. Grayscale is charging 1.5%, well above rival spot bitcoin ETF issuers. Sonnenshein stresses that the firm has already lowered its fees and that investors have the choice between 11 spot bitcoin ETFs, something Grayscale has lead the charge on. The other point Sonnenshein emphasizes is the fund's size. "GBTC is differentiated... It has $28 billion of AUM coming to market today. That means it is the second largest spot commodity ETF in the world. Yesterday, it traded over $650 million notionally... GBTC has size, liquidity, AUM, and it's offered by Grayscale, a crypto specialist," Sonnenshein says.

Watch the video above to learn more about what Sonnenshein says makes the Grayscale Bitcoin Trust ETF different from rivals.

For more expert insight and the latest market action, click here to watch this full episode of Yahoo Finance Live.

Editor's note: This article was written by Stephanie Mikulich

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.